Exhibit (a)(52)


FOR IMMEDIATE RELEASE


                         DIME TERMS NORTH FORK'S REQUEST
                         -------------------------------
                       FOR SPECIAL MEETING "GRANDSTANDING"
                       -----------------------------------

         NEW YORK, August 10, 2000 - In response to inquiries regarding North Fork Bancorporation's request for a special stockholders' meeting, Dime Bancorp, Inc. (NYSE: DME) today issued the following statement:

         "Consistent with its prior actions, North Fork's request is mere grandstanding and, we believe, part of a continuing attempt to distract us from serving our customers and delivering value to our stockholders. North Fork is not entitled to call a special meeting of our stockholders. Our charter and bylaws, like North Fork's, provide a clear mechanism for allowing stockholders to elect directors in an informed and considered manner. We will not let North Fork subvert them. We believe that this latest ploy by North Fork is yet another attempt to mask the inadequacy of their offer."

         Dime Bancorp is the parent company of The Dime Savings Bank of New York, FSB (www.dime.com), a regional bank serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

         Investors are urged to read (1) Dime's solicitation/recommendation statement filed with the Securities and Exchange Commission on Schedule 14D-9,
(2) Dime's tender offer statement on Schedule TO and (3) any proxy statement related to any future meeting where directors of Dime may be elected when filed with the Securities and Exchange Commission, as well as any amendments or supplements to these statements when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, New York, 10017, telephone 212-326-6170, or to Innisfree M&A Incorporated at 1-888-750-5834. Dime, its directors and executive officers and certain other persons may be deemed to be "participants" in any solicitation of proxies from Dime stockholders. Information regarding the participants in any such solicitation is contained in Annex A to Dime's annual meeting proxy statement filed with the SEC and distributed to stockholders on June 12, 2000.


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CONTACT:
Dime Bancorp, Inc., New York                 Abernathy MacGregor Group, New York
Franklin Wright                              Mike Pascale/Rhonda Barnat
212/326-6170                                 212/371-5999